Exhibit 23.6

CONSENT OF PERSON TO BE NAMED DIRECTOR

In accordance with Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named as a person about to become a director of RBB Bancorp (“RBB”) in the proxy statement/prospectus contained in the Registration Statement on Form S-4 of RBB pursuant to the Securities Act in connection with the Agreement and Plan of Merger dated as of April 23, 2018, by and between First American International Corp. (“FAIC”) and RBB, which provides for, among other things, the merger of FAIC with and into RBB and First American International Bank with and into Royal Business Bank.

July 23, 2018	/s/ Raymond Yu